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                                                                    EXHIBIT 10.1

                          AGREEMENT AS OF MAY 23, 2002
                  BETWEEN THE COMPANY AND TORONTO-DOMINION BANK
                              FOR A DEMAND FACILITY


May 29, 2002

                                                     (416)  982-7770
                                            Fax:     (416)  982-6076

The Children's Place (Canada) LP
c/o 915 Secaucus Road
Secaucus, New Jersey
U.S.A., 07094

Attention:        Seth Udasin, Chief Financial Officer
                  Adrienne Urban, Director of Treasury Operations

Dear Sir/Madam:

We are pleased to offer the Borrower the following Demand Facility (the "Facility"), subject to the terms and conditions outlined below.


BORROWER:                      The Children's Place (Canada) LP (herein called
                               the "Borrower")

LENDER: The Toronto-Dominion Bank (the "Bank"), through its Toronto Dominion Centre branch, in Toronto, Ontario.

CREDIT LIMIT:                  Amounts outstanding under the Facility will at
                               all times be no greater than CDN$7,000,000.

BORROWING
OPTIONS: The facility is available at the Borrower's option by way of:
                                    -   Prime Rate Based Loans in CDN$ ("Prime
                                        Based Loans")
                                    -   Letters of Credit in CDN$ or USD$
                                        ("L/Cs")
                                    -   Stand-By Letters of Guarantee in CDN$
                                        ("L/Gs")

                                    -   L/Cs are to be issued to a maximum of
                                        180 days
                                    -   Standby L/Gs are to be issued for a
                                        maximum of 1 year

ANCILLARY
FACILITY:                      Rapidwire in the amount of $3,000,000 CAD


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PURPOSE:                       The facility is to be used to fund working
                               capital needs.

DRAWDOWN:                      The facility is available on a revolving basis.
                               Notice periods, minimum amounts of draws, interest periods, and other similar details are set out in the Schedule "A" attached hereto.

REPAYMENT:                     On demand. If the Bank demands repayment, the
                               Borrower will pay to the Bank all amounts outstanding under the Facilities, including without limitation, the amount of all drawn and undrawn L/Gs and L/Cs.

INTEREST RATES
AND FEES:                      For the Borrowing Options available, advances
                               shall bear interest and fees are as follows:
                               -   Prime Based Loans - Prime Rate + 0% per annum
                               -   L/Gs -  1.50% per annum
                               -   L/Cs- Standard rates are to apply

                               Information on Interest Rate Definitions,
                               Interest Calculations and Payment is set out in the Schedule "A" attached hereto.

APPLICATION FEE:               $25,000 CAD

ANNUAL RENEWAL
FEE:                           $5,000 CAD to be collected annually

SECURITY:                      The following security shall be provided, shall
                               support all present and future indebtedness and liability of the Borrower to the Bank including without limitation indebtedness and liability under guarantees, foreign exchange contracts, cash management products, and derivative contracts, and shall be on the Bank's standard form, supported by resolutions and solicitor's opinion, all acceptable to the Bank:

                                    a) Standby Letter of Credit in the amount of $10,000,000 CAD$ in favour of the Toronto Dominion Bank (available on sight) issued by a Bank acceptable to the Toronto Dominion Bank.
                                    b) Indemnity Agreement to be provided
                                    for each issued L/C and or L/G issued by the Bank.

                               All of the above security and guarantees shall be referred to collectively in this Agreement as "Bank Security."



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REPORTING
REQUIREMENTS:                  The Borrower agrees to provide:

                                    a) Annual accountant prepared or internally prepared unconsolidated financial statements for the Canadian operating entity to be provided within 120 days of fiscal year end;

                                    b) Annual consolidated financial statements for the U.S. parent (The Children's Place Retail Stores Inc.) to be provided within 120 days of each fiscal year end.

DISBURSEMENT
CONDITIONS:                    The Facility will not be available until the
                               following have been provided to the Bank's satisfaction:
                               1.  All of the Bank Security and supporting
                                   resolutions

PERMITTED LIENS:               Section 5 b) i) as referred to in Schedule "A" is
                               not applicable.

AVAILABILITY
OF THE FACILITY:               The Facility is uncommitted and is not
                               automatically available upon satisfaction of the terms and conditions, including without limitation the financial tests set out herein.
                               The Bank can demand repayment and cancel the availability of the Facility at any time.

SCHEDULE "A"
TERMS AND
CONDITIONS:                    Schedule "A" sets out the Standard Terms and
                               Conditions ("Standard Terms and Conditions") which are applicable to the Borrower and which apply to this Facility. The Standard Terms and Conditions, including the defined terms set out therein, form part of this Agreement, unless this letter states specifically that one or more of the Standard Terms and Conditions do not apply or are modified.


We trust you will find these facilities helpful in meeting your ongoing financing requirements. We ask that you acknowledge this offer of financing (which includes the Standard Terms and Conditions) by signing and returning the attached duplicate copy of this agreement to the undersigned by May 10, 2002.

Yours truly,

THE TORONTO-DOMINION BANK:


---------------------      -------  ------------------------  -------
PAUL KEAST                 Signing  VALERIE SZPIECH           Signing
Relationship Manager       No.      AVP Credit                No.


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THE TORONTO-DOMINION BANK:


The Borrower hereby acknowledges and accepts the Terms and Conditions of this Agreement, including the attached Schedule "A".




Borrower's authorized officers or representatives:




/s/ Seth L. Udasin
----------------------------------------------------
President



/s/ Steven Balasiano
----------------------------------------------------
Secretary


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                                   SCHEDULE A
                          STANDARD TERMS AND CONDITIONS

1. DEFINITIONS
Capitalized Terms used in this Agreement shall have the following meanings:

"All-In Rate" means the greater of the Interest Rate that the Borrower pays for Prime Based Loans (which for greater certainty includes the percent per annum added to the Prime Rate).

"Business Day" means any day (other than a Saturday or Sunday) that the Branch/Centre is open for business.

"Business Plan/Forecast" means, for any fiscal year, a business plan and financial forecast in respect of the Borrower's business for such fiscal year, in form acceptable to the Bank and certified by the Borrower's senior officer or authorized representative.

"Branch/Centre" means the Bank branch or banking centre noted on the first page of the Letter, or such other branch or centre as may from time to time be designated by the Bank.

"Inventory Value" means, at the time of determination, the total value (based on the lower of cost or market) of the Borrower's inventories that are subject to the Bank Security (other than i) those inventories supplied by trade creditors who at that time have not been fully paid therefor and would have a right to repossess all or part of such inventories if the Borrower were then either bankrupt or in receivership, (ii) those inventories comprising work in process and (iii) those inventories that the Bank may from time to time designate in its sole discretion) minus the total amount of any claims, liens or encumbrances on those inventories having or purporting to have priority over the Bank.

"Face Amount" means, in respect of:
i)   a B/A, the amount payable to the holder thereof on its maturity;
ii) a L/C or L/G, the maximum amount payable to the beneficiary specified therein or any other person to whom payments may be required to be made pursuant to such L/C or L/G.

"Letter" means the letter from the Bank to the Borrower to which this Schedule "A" - Standard Terms and Conditions is attached.

"Letter of Credit" or "L/C" means, unless specifically limited elsewhere in this Agreement, a documentary letter of credit or similar instrument in form and substance satisfactory to the Bank.

"Letter of Guarantee" or "L/G" means, unless specifically limited elsewhere in this Agreement, a stand-by letter of guarantee or similar instrument in form and substance satisfactory to the Bank.

"Purchase Money Security Interest" means a security interest on an asset which is granted to a lender or to the seller of such asset in order to secure the purchase price of such asset or a loan incurred to acquire such asset, provided that the amount secured by the security interest does not exceed the cost of the asset and provided that the Borrower provides written notice to the Bank prior to the creation of the security interest.

"Receivable Value" means, at any time of determination, the total value of those of the Borrower's trade accounts receivable that are subject to the Bank Security other than i) those accounts then outstanding for 90 days, (ii) those accounts owing by persons, firms or corporations affiliated with the Borrower,
(iii) those accounts that the Bank may from time to time designate in its sole discretion, (iv) those accounts subject to any claim, liens, or encumbrance having or purporting to have priority over the Bank, (v) those accounts which are subject to a claim of set-off by the obligor under such account, MINUS the amount of all the Borrower's unremitted source deductions and unpaid taxes.

"Receivables/Inventory Summary" means a summary of the Customer's trade account receivables and inventories, in form as the Bank may require and certified by the Borrower's senior officer or authorized representative.

"US$ Equivalent" means, on any date, the equivalent amount in United States Dollars after giving effect to a conversion of a specified amount of Canadian Dollars to United States Dollars at the Bank's noon spot rate of exchange.

2. INTEREST RATE DEFINITIONS
Prime Rate means the rate of interest per annum (based on a 365/366 day year) established and reported by the Bank to the Bank of Canada from time to time as the reference rate of interest for determination of interest rates that the Bank charges to customers of varying degrees of creditworthiness in Canada for Canadian dollar loans made by it in Canada.

The Stamping Fee rate per annum is based on a 365/366 day year and the Stamping Fee is calculated on the face amount of each B/A presented to the Bank for acceptance.

LIBOR means the rate of interest per annum (based on a 360 day year) as determined by the Bank (rounded upwards, if necessary to the nearest whole multiple of 1/16th of 1%) at which the Bank may make available United States dollars which are obtained by the Bank in the Interbank Euro Currency Market, London, England at approximately 11:00 a.m. (Toronto time) on the second Business Day before the first day of, and in an amount similar to, and for the period similar to the interest period of, such advance.

USBR means the rate of interest per annum (based on a 365/366 day year) established by the Bank from time to time as the reference rate of interest for the determination of interest rates that the Bank charges to customers of varying degrees of creditworthiness for US dollar loans made by it in Canada.

Any interest rate based on a period less than a year expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such determined rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the period upon which it was based.

3. INTEREST CALCULATION AND PAYMENT
Interest on Prime Based Loans, and USBR Loans is calculated daily and payable monthly in arrears based on the number of days the subject loan is outstanding.

The Stamping Fee is calculated based on the face amount and the term of the B/A and is payable upon acceptance by the Bank of the B/A. The net proceeds received by the borrower on a B/A advance will be equal to the face amount of the B/A discounted at the Bank's then prevailing B/A discount rate for the specified term of the B/A less the B/A Stamping Fee.


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Interest on LIBOR Loans is calculated and payable on the earlier of contract maturity or quarterly in arrears, for the number of days in the LIBOR interest period.

L/C and L/G fees are payable at the time of issuance of the L/C or L/G.

Interest is payable both before and after maturity or demand, default and judgment. Each payment under this Agreement shall be applied to any indebtedness or amounts owing in any order at the sole discretion of the Bank.

All overdue amounts of principal and interest shall bear interest from the date on which the same became due until the date of payment at the All-In Rate plus 2% per annum.

4. DRAWDOWN PROVISIONS

PRIME BASED AND USBR LOANS
There is no minimum amount of drawdown by way of Prime Based Loans and USBR Loans, except as stated in this Agreement. The Borrower shall provide the Bank with 3 Business Days' notice of a requested Prime Based Loan over $1,000,000.

B/As
The Borrower shall advise the Bank of the requested term or maturity date for B/As issued hereunder. The Bank shall have the discretion to restrict the term or maturity dates of B/As. The minimum amount of a drawdown by way of B/As is $500,000 and in multiples of $100,000 thereafter. The Borrower shall provide the Bank with 3 Business Days' notice of a requested B/A drawdown.

LIBOR
The Borrower shall advise the Bank of the requested LIBOR contract maturity or interest period. The Bank shall have the discretion to restrict the LIBOR contract maturity. The minimum amount of a drawdown by way of a LIBOR Loan is $1,000,000, and shall be in multiples of $100,000 thereafter. The Borrower will provide the Bank with 3 Business Days' notice of a requested LIBOR Loan.

L/C AND/OR L/G
The Bank shall have the discretion to restrict the maturity date of L/Gs or L/Cs.

B/A - PRIME CONVERSION
The Borrower will provide the Bank with at least 3 Business Days notice of the Borrower's intention either to convert a B/A to a Prime Based Loan or vice versa, failing which, the Bank may decline to accept such additional B/As or may charge interest on the amount of Prime Based Loans resulting from maturity of B/As at the rate of 115% of the rate applicable to Prime Based Loans for the 3 day period immediately following such maturity. Thereafter, the rate shall revert to the rate applicable to Prime Based Loans.

5 . OTHER REQUIREMENTS
In addition to all of the other obligations in this Agreement
a) The Borrower will:
     i)  pay all amounts outstanding to the Bank when due or demanded,
     ii) maintain the Borrower's existence as a sole proprietorship, corporation, partnership, or limited partnership as the case may be, and keep all material agreements, rights, franchises, licences, operations, contracts or other arrangements in full force and effect,
     ii) pay all taxes,
     iv) maintain the Borrower's property, plant and equipment in good repair and working condition,
      v) continue to carry on the business now being carried on by the Borrower,
     vi) maintain adequate insurance on all of the Borrower's assets, undertakings, and business risks, and
    vii) permit the Bank and its authorized representatives reasonable access to the Borrower's premises, business, financial and computer records pertinent to this Agreement, and allow the duplication or extraction of pertinent information therefrom.

b) The Borrower will not:
     i) create, incur, assume, or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest, assignment, charge, or encumbrance (including without limitation, any conditional sale, or other title retention agreement, or finance lease) of any nature, upon or with respect to any of the borrower's property, now owned or hereafter acquired except for those Permitted Liens set out in the Letter.
     ii) merge or amalgamate with any other entity or permit any change of ownership or change the Borrower's capital structure,
    iii) sell, lease, assign, or otherwise dispose of all or substantially all of the Borrower's assets, except to the Borrower's parent company, or to its wholly-owned subsidiaries or affiliates.

6. ADDITIONAL INFORMATION AND SECURITY
The Borrower will provide, or cause to be provided, whatever reasonable information, pertinent to this Agreement, the Bank may request from time to time.

7. CURRENCY INDEMNITY
US$ loans must be repaid with US$ and CDN$ loans must be repaid with CDN$ and the Borrower shall indemnify the Bank for any loss suffered by the Bank if US$ loans are repaid with CDN$ or vice versa, whether such payment is made pursuant to an order of a court or otherwise.

8. TAXATION ON PAYMENTS
All payments made by the Borrower to the Bank will be made free and clear of all present and future taxes (excluding the Bank's income taxes), withholdings or deductions of whatever nature. If these taxes, withholdings or deductions are required by applicable law and are made, The Borrower shall, as a separate and independent obligation, pay to the Bank all additional amounts as shall fully indemnify the Bank from any such taxes, withholdings or deductions.

9. ENVIRONMENTAL REPRESENTATION AND UNDERTAKINGS
The Borrower represents, warrants and covenants (which representation, warranty and covenant shall continue each day hereafter) that the Borrower's property and business is being operated in compliance with applicable environmental, health and safety laws and regulations and that there are no judicial or administrative proceedings in respect thereto.

The Borrower will defend, indemnify and hold harmless the Bank, its officers, directors, employees, agents and shareholders, against all loss, costs, claims, damages and expenses (including legal, audit and inspection expenses) which may be suffered or incurred in connection with the breach of this environmental representation, warranty and covenant and against environmental damage occasioned by the Borrower's activities or by contamination of or from any of the Borrower"s property.

10. REPRESENTATION
No representation or warranty or other statement made by the Bank concerning any of the credit facilities shall be binding on the Bank unless made by it in writing as a specific amendment to this letter.


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11. BANK MAY CHANGE AGREEMENT

The Bank is not required to notify a Guarantor of any change in the Agreement, including without limitation, any increase in the Credit Limit, Overdraft Limit or Loan Amount. If more than one person signs this Agreement, communication with any one of one party will serve as notice to all.

12. METHOD OF COMMUNICATION
Either party may communicate with the other by ordinary, uninsured mail or other means, including hand delivery, confirmed facsimile transmission, or by a reputable nationally recognized courier service. Mailed information is deemed to be received by the receiving party five days after mailing. Delivered information is deemed to be received when delivered or left at the receiving party's address. Messages sent by facsimile are deemed to be received when the receiving party receives a fax confirmation.

13. EXPENSES
The Borrower shall pay, within 5 Business Days following notification and receipt of appropriate backup documentation, all reasonable out-of-pocket fees and expenses (including but not limited to all reasonable out-of-pocket legal fees and expenses) incurred by the Bank in connection with the preparation, registration and ongoing administration of this Agreement and the Bank Security and with the enforcement of the Bank's rights and remedies under this Agreement or the Bank Security. These fees and expenses shall include, but not be limited to, all outside counsel fees and expenses and all in-house legal fees and expenses, if in-house counsel are used, and all outside professional advisory fees and expenses. The Borrower shall pay interest on unpaid amounts due pursuant to this paragraph, if such amount remains unpaid five (5) days past the Borrower's receipt of notice that same is past due, at the All-In Rate plus 2% per annum.

14. NON WAIVER
Any failure by the Bank to object to or take action with respect to a breach of this Agreement or any Bank Security shall not constitute a waiver of the Bank's right to take action at a later date on that breach. No course of conduct by the Bank will give rise to any reasonable expectation which is in any way inconsistent with the terms and conditions of this Agreement and the security or the Bank's right's thereunder.

15. EVIDENCE OF INDEBTEDNESS
The Bank shall record on its records the amount of all advances made hereunder, payments made in respect thereto, and all other amounts becoming due to the Bank under this Agreement. The Bank's records constitute, in the absence of manifest error, conclusive evidence of the Borrower's indebtedness to the Bank pursuant to this Agreement.

The Borrower will sign an Indemnity Agreement for all L/Cs and L/Gs issued by the Bank.

16. ENTIRE AGREEMENTS
This Agreement replaces any previous letter agreements dealing specifically with the Facility. Agreements relating to other credit facilities made available by the Bank continue to apply for those other credit facilities.

17. ASSIGNMENT
The Bank may assign or grant participation in all or part of this Agreement or in any loan made hereunder without notice to and without the Borrower's consent. The Borrower may not assign or transfer all or any part of the Borrower's rights or obligations under this Agreement, except to the parent or wholly owned subsidiaries.

18. RELEASE OF INFORMATION
The Borrower hereby irrevocably authorizes and direct the Borrower's accountant and/or auditor, (the "Accountant") to deliver all financial statements and other financial information concerning the Borrower to the Bank and agree that the Bank and the Accountant may communicate directly with each other.

19. USE OF INFORMATION
The word "Information" means the Borrower's business and credit information and the Guarantor's business and credit information. It includes information provided to the Bank by the Borrower, including through the products and services the Borrower uses, and information obtained from others.

The Borrower (and the Guarantor) agree to the use of its information as follows:
i) Use of information - The Bank may use information to establish and serve the Borrower as its customer, determine whether any products or services of the TD Bank Financial Group are suitable for the Borrower and offer them to the Borrower, or when required or permitted by law. The Bank may share information within the TD Bank Financial Group where permitted by law;
(ii) Collection and Use of Credit Information - THE BANK MAY OBTAIN INFORMATION FROM PARTIES OUTSIDE THE TD BANK FINANCIAL GROUP, INCLUDING THROUGH A CREDIT CHECK, AND VERIFY INFORMATION WITH THEM. THE BORROWER AND THE GUARANTOR AUTHORIZE THOSE PARTIES TO GIVE THE BANK INFORMATION.

The Borrower and the Guarantor may obtain the privacy code - "Protecting Your Privacy" - or review its options for refusing or withdrawing this consent, including its option not to be contacted about offers of products or services, by contacting the Branch or calling the Bank at 1-800-9TD BANK.

* The TD Bank Financial Group means The Toronto-Dominion Bank and its subsidiaries and affiliates providing deposit, investment, loan, securities, trust, insurance and other products or services.

20. SET-OFF
In addition to and not in limitation of any rights now or hereafter granted under applicable law, the Bank may at any time and from time to time upon prior notice to the Borrower, set-off and compensate and apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, in any currency, and any other indebtedness at any time owing by the Bank, to or for the Borrower's credit or the Borrower's account against and on account of the indebtedness and liability under this Agreement notwithstanding that any of them are contingent or unmatured or in a different currency than the indebtedness and liability under this Agreement.

When applying a deposit in a different currency than the indebtedness under this Agreement to the indebtedness under this Agreement, the Bank will convert the deposit to the currency of the indebtedness under this Agreement using the Bank's noon spot rate of exchange for the conversion of such currency.

21. MISCELLANEOUS
i)   The Borrower has received a signed copy of this Agreement;
ii) If more than one person, firm or corporation signs this Agreement as the Borrower, the Bank may require payment of all amounts payable under this Agreement for any one of them, or a portion from each, but the Bank is released from any of its obligations by performing that obligation to any one of them
iii) Accounting terms will (to the extent not defined in this Agreement) be interpreted in accordance with accounting principles established from time to time by the Canadian Institute of Chartered Accountants (or any successor) consistently applied, and all financial statements and information provided to the Bank will be prepared in accordance with those principles;
iv) This Agreement is governed by the law of the Province or Territory where the Branch/Centre is located.
v) Unless otherwise indicated, all amounts in this Agreement are in Canadian dollar.